EXHIBIT 99.1

www.bankrate.com

For more information contact:

Robert J. DeFranco

Senior Vice President

Chief Financial Officer

www.bankrate.com/investor-relations/

bdefranco@bankrate.com

561.630.1230

FOR IMMEDIATE RELEASE

BANKRATE, INC. APPOINTS THOMAS R. EVANS PRESIDENT AND

CHIEF EXECUTIVE OFFICER

NEW YORK, NY – June 21, 2004 – Bankrate, Inc. (NASDAQ: RATE), the Internet’s leading consumer banking marketplace, announced the appointment of Thomas R. Evans as President and Chief Executive Officer of Bankrate, Inc. Mr. Evans is currently a Director of the company and will retain his board seat in his new position. Mr. Evans succeeds Elisabeth DeMarse who has left the company.

“The appointment of Tom Evans is about driving an already successful business to the full height of its potential,” said Peter C. Morse, Chairman of Bankrate, Inc. “Tom Evans brings all the components we need to propel Bankrate to the next level. He is a dynamic leader with a successful track record in launching and operating public companies. He has a terrific reputation and proven acumen in the media business. We are excited that our shareholders will benefit from the skills he brings to this position.”

Commenting on Ms. DeMarse’s departure, Mr. Morse said, “Elisabeth DeMarse has worked tirelessly during her four-year tenure with Bankrate, and has led the company through successful organic growth, positioned the company for future expansion and contributed significantly to the building of shareholder value. We wish her well in her new endeavors.”

“Bankrate, Inc. has wonderful potential,” said Mr. Evans. “I’m looking forward to growing the company and fully leveraging our opportunities for greater success,” Mr. Evans added.

Mr. Evans has over 25 of years experience running publishing and Internet media-related businesses. He was previously Chairman and CEO of Official Payments Corp., President and CEO of GeoCities and the President and Publisher of U.S. News & World Report, The Atlantic Monthly and Fast Company magazines.

Some of Mr. Evans career highlights include the following:

Official Payments Corp.: Chairman and Chief Executive Officer (1999-2002)

Official Payments, Corp. (now a division of Tier Technologies, Inc.) specializes in processing consumer credit card payments for government taxes, fees and fines.

•	Led the company through a successful Initial Public Offering and listing on the NASDAQ national market in 1999

•	Spearheaded exponential sales growth – Grew the company from 200 clients and $200 million in transaction volume to over 1,500 clients and over $1.2 billion in transactions in three years

•	Established the dominant market share in the consumer-to-government transaction market

•	Successful sale of the company to Tier Technologies, Inc.

GeoCities: President and Chief Executive Officer (1998-1999)

•	Led the company through a successful Initial Public Offering in 1998

•	In 1999, the company became the third most trafficked destination on the Internet and grew its member base from 1 million to over 5 million

•	Consummated three successful acquisitions

•	Negotiated the sale of GeoCities to Yahoo! Inc. for $4.6 billion in 1999

U.S. News & World Report Magazine Group: President and Publisher (1985-1998)

•	President and Publisher of U.S. News & World Report, The Atlantic Monthly and Fast Company magazine

•	Led U.S. News & World Report to the highest ad page and revenue levels in the magazine’s then 70-year history for four consecutive years

•	Launch publisher of award-winning Fast Company Magazine (1995)

About Bankrate, Inc.

Bankrate, Inc. (Nasdaq:RATE) owns and operates Bankrate.com, the Internet’s leading consumer banking marketplace. Bankrate.com averages 5 million unique visitors per month, according to comScore Media Metrix, which ranks Bankrate.com first in unique visitors in the “Financial Information and Advice” category. Bankrate.com reviews more than 4,800 financial institutions in more than 300 markets in 50 states. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of more than 250 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (Nasdaq: YHOO), America Online (NYSE: AOL), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT). Bankrate.com’s information is also distributed through more than 100 national and state publications.

Certain matters included in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include, without limitation, statements made with respect to future revenue, revenue growth, market acceptance of our products, and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our success depends on Internet advertising revenue, interest rate volatility, establishing and maintaining distribution arrangements, and increased acceptance of the Internet by consumers as a medium for obtaining financial product information; we have a history of losses; we use barter transactions which do not generate cash; our markets are highly competitive; our Web site may encounter technical problems and service interruptions; we rely on the protection of our intellectual property; we may face liability for information on our Web site; future government regulation of the Internet is uncertain and subject to change; we may be limited or restricted in the way we establish and maintain our online relationships by laws generally applicable to our business; our ownership is heavily concentrated; our success may depend on management and key employees; we may encounter difficulties with future acquisitions; our results of operations may fluctuate significantly; our stock price may be particularly volatile because of the industry we are in; and, if our common stock price drops significantly, we may be delisted from the Nasdaq National Market, which could eliminate the trading market for our common stock. These and additional important factors to be considered are set forth under “Item 1. Business - Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the other sections of our Annual Report on Form 10-K for the year ended December 31, 2003, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

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